Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment (this “Amendment”) is entered into as of September 27, 2017, by and between NBT Bancorp, Inc. (“NBTB”), and [NAME] (“Executive”) in order to amend as follows that certain Employment Agreement, entered into as of December 19, 2016 (the “Employment Agreement”), by and between NBTB and Executive.

1.         Term of Employment.  Section 2 of the Employment Agreement is hereby amended as follows:

Section 2(a)(i) of the Employment Agreement is hereby amended in its entirety to read:

“January 1, 2018; provided, however, that on December 31, 2017 and on each December 31 thereafter (each, a “Renewal Date”), the remaining Term of Employment shall automatically be extended by one additional year, unless either the Company or Executive provides written notice to the other party of non-renewal at least ninety (90) days prior to the applicable Renewal Date;”

Section 2(a)(vi) of the Employment Agreement is hereby amended in its entirety to read:

“the termination of Executive’s employment by NBTB or NBT Bank “without Cause,” which shall mean Executive’s termination of employment for any reason, other than those set forth in Subsections (i)-(v) of this Section 2(a) (except as otherwise provided below), at any time, upon the thirtieth (30th) day following notice to Executive; provided, that the Company’s providing notice of non-renewal of the Agreement in accordance with Section 2(a)(i): (x) shall not constitute a termination of Executive’s employment without Cause for purposes of Section 6(b), (y) shall constitute a termination of Executive’s employment without Cause for purposes of Section 6(c) if the applicable Term of Employment is scheduled to end within twenty-four (24) months of a Change in Control, and (z) shall not give rise to any severance benefits hereunder, other than as provided in Sections 6(a) and 6(c), as applicable; or”

The remainder of Section 2 of the Employment Agreement is unchanged.

2.         Payments Upon Termination.  Section 6(b) is hereby amended in its entirety to read:

“Termination without Cause or Resignation for Good Reason. Subject to Sections 6(c) and 6(d) of this Agreement, in the event that the Term of Employment shall be terminated for the reason set forth in Section 2(a)(vi) (termination without Cause) or Section 2(a)(vii) (resignation for Good Reason) of this Agreement, Executive shall be entitled to receive, in addition to the amounts and rights set forth in Section 6(a) hereof, a lump sum payment equal to the unpaid portion of the Executive’s Base Salary for the remaining unexpired Term of Employment (measured from the Termination Date through the end of the then-current Term of Employment), but in no event less than one-half (1/2) of the Executive’s Base Salary, payable within thirty (30) days of Executive’s Termination Date.”

3.         No Other Changes to the Employment Agreement.  Except as expressly amended by this Amendment, all of the terms of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first set forth above.

[Signature Page Follows]

NBT BANCORP INC:	EXECUTIVE:

By:

Name: [NAME]	[NAME]
Title: [TITLE]